EXHIBIT 10.01

                             LETTER OF UNDERSTANDING
                                     BETWEEN
                IDAHO CONSOLIDATED METALS CORP AND DIANE GARRETT

The undersigned parties, Idaho Consolidated Metals Corp ("ICMC") and Diane Garrett ("Garrett") agree to the following terms of employment of Garrett by ICMC. The following terms and conditions shall form the framework for any further formalization between the parties.

 It is therefore agreed and understood as follows:

ITEM ONE:   CONSIDERATION

A. Diane Garrett shall be paid U.S.$100,000 per annum divided into 12 monthly payments of $8333.33. Along with her monthly payment shall also be reimbursed for all out of pocket expenses directly related to the performance of her duties along with any advanced in the event of travel related expenses. Garrett will submit an invoice monthly to ICMC's offices for reimbursement of expenses. Said invoice shall include copies of all receipts and other support data.

B. Garrett shall be provided an option package in ICMC common shares consisting of 150,000 shares at a price of market on the date the news release concerning this Letter Of Understanding is publicly announced or $1.25 if the share price is lower than $1.25. Said options shall be made available to Garrett with the first 25% available for purchase upon signing, 25% after 6 months, 25% after 12 months and the remaining 25% after 18 months. In the event of termination all unexercised options shall be exercised pursuant to the current stock option plan of the Company. In the event of termination any options that have not vested will terminate.

C. Garrett shall participate in any future grant of options or bonuses as agreed to by management based on the Company's performance, which shall be evaluated annually.

ITEM TWO:         DUTIES AND RESPONSIBILITIES:

A. Garrett shall use her expertise and contacts in the mining industry and investment community to assist ICMC in the following:

         1. Advise and counsel regarding the corporate development of ICMC.

         2. Be primarily responsible for ICMC's corporate package for investors and shareholders along with preparing for and making presentations to brokers, analysts, shareholders and potential investors.

         3. Assist ICMC with financings for ongoing exploration and development of the Company's precious metal projects.

         4. Be available to shareholders and investment relations people for communication about the Company and its projects.

         5.       Report directly to Marc Oppenheimer on a regular basis.

ITEM THREE:       POSITION

         Garrett shall be designated Vice President of Corporate Finance.

ITEM FOUR:                 TERMINATION

         This agreement may be terminated by either party with a 60-day notice. In the event of provable malfeasance either party may immediately terminate this agreement.

ITEM FIVE:                 RESPONBSILITIES OF ICMC

A.       ICMC shall include Garrett in its D&O coverage.

B.       ICMC shall make all information available to Garrett.

The parties hereto understand that the Company is proceeding to register its shares in the United States by filing an SB2 Registration and Offering. The undersigned parties recognize that further formalization and/or approval of one or more regulatory bodies, including the Canadian CDNX, may be required for this agreement. The parties therefore agree to cooperate with each other to satisfy regulatory requirements.

The parties hereby acknowledge the terms and conditions of this letter of understanding by signing below.

Signed on this _____ day of June 2001.

Idaho Consolidated Metals Corp                       Diane Garrett